EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name “Netherland, Sewell & Associates, Inc.” and the reference to Netherland, Sewell & Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated February 2, 2006, prepared for Aurora Energy, Ltd. in the SB-2 Registration Statement for the filing dated on or about September 7, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.

C.H. (Scott) Rees III, P.E.
President and Chief Operating Officer
Dallas, Texas
September 1, 2006